                                                                 EXHIBIT (C)(13)

                            Dealer-Manager Agreement



                                                              September 18, 1995



PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019

Gentlemen:

         Nelson Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly-owned subsidiary of Thomas Nelson, Inc., a Tennessee corporation (the "Parent"), proposes to make an offer to purchase (together with any extensions or amendments thereof or supplements thereto, the "Tender Offer") all of the common stock, par value $0.10 per share (the "Securities"), of The C.R. Gibson Company, a Delaware corporation (the "Subject Company"). The making of the Tender Offer, the purchase of Securities pursuant thereto, and all related incidental acts and transactions are hereinafter referred to collectively as the "Tender Offer Transactions." The following sets forth the agreement (the "Agreement") between the Purchaser and the Parent and PaineWebber Incorporated ("PaineWebber"):


         1. Appointment as Dealer Manager. The Purchaser and the Parent hereby appoint PaineWebber on an exclusive basis to act as financial advisor with respect to the Tender Offer Transactions and as sole dealer manager for the Tender Offer, and hereby authorize PaineWebber to act as such in connection therewith. PaineWebber agrees to perform those services as dealer manager with respect to the Tender Offer as are customarily performed by PaineWebber in connection with tender offers of a like nature (which services are comparable to those generally performed in the industry), including (but not limited to) using its best efforts to solicit tenders of Securities pursuant to the Tender Offer and in communicating with other brokers, dealers, commercial banks, trust companies and nominees (collectively, "Dealers"). In soliciting or obtaining tenders, (i) PaineWebber, as dealer manager, shall not be deemed to be acting as the agent of the Purchaser or the Parent other than pursuant to this Agreement or as the agent of any Dealer and (ii) no Dealer shall be deemed to be acting as the agent of PaineWebber. It is understood that PaineWebber is being engaged hereunder solely to provide the services described above on behalf of the Purchaser and the Parent, and that PaineWebber is not acting as an agent or fiduciary of, and shall have no duties or liability to, the equityholders of the Purchaser or the Parent or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

         2. Tender Offer Materials. As soon as practicable following the commencement of the Tender Offer, but in no event later than required by applicable law, the Purchaser will file with the Securities and Exchange Commission (the "Commission") a statement on Schedule 14D-1 with respect to the Tender Offer and will promptly file as required any and all necessary amendments and supplements to such statement on Schedule 14D-1. Such statement, as amended from time to time, and the several exhibits thereto, are hereinafter referred to as the "Schedule." The Schedule, the Offer to Purchase and Letter of Transmittal contained therein, and all other statements and documents filed or to be filed with any federal, state or local regulatory authority and all other documents (including advertisements and other communications) that the Purchaser or the Parent authorizes for use in connection with the solicitation of tenders for the Securities, in each case as amended or supplemented from time to time, are hereinafter referred to as the "Tender Offer Documents." The Purchaser and the Parent agree to furnish PaineWebber, at their expense, with as many copies as PaineWebber may request of the Offer to Purchase, the Letter of Transmittal, and any other Tender Offer Document that PaineWebber may reasonably request. The Purchaser and the Parent represent to PaineWebber that the Tender Offer Documents are, and at all times during the Tender Offer (as from time to time amended or supplemented) will be, in compliance as to form in all material respects with all applicable rules and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, the rules and regulations thereunder, and that none of the Tender Offer Documents contains or will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made with respect to any statements contained in the Tender Offer Documents in reliance upon and in conformity with information furnished in writing by PaineWebber expressly for use therein.

         The Purchaser and the Parent agree that, a reasonable time prior to using any material in connection with the Tender Offer or filing any such material with the Commission or any other federal or state agency, commission or instrumentality (collectively, "Other Agencies"), the Purchaser will submit copies of such material to PaineWebber and will consult with PaineWebber and give reasonable consideration to its comments, if any, with respect thereto.
In the event that (i) the Purchaser or the Parent uses or permits the use of any material in connection with the Tender Offer or files any such material with the Commission or Other Agencies (a) that has not been submitted to PaineWebber for its comments or (b) that has been so submitted and with respect to which PaineWebber made material comments to the Purchaser or the Parent but which comments have not been reflected to PaineWebber's reasonable satisfaction, or (ii) either the Purchaser or the Parent shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein, then PaineWebber shall be entitled to withdraw as dealer manager in connection with the Tender Offer without any liability or penalty or loss of rights on the part of PaineWebber or any other person or entity defined in paragraph 6 hereof as an "Indemnified Person," and PaineWebber shall remain entitled to receive the payment of all fees and expenses payable under this Agreement that have accrued to the date of any such withdrawal.





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

         3. Compensation. In addition to the compensation to be paid by the Parent pursuant to a letter agreement dated January 18, 1994 between PaineWebber and the Parent, the Parent shall pay PaineWebber upon the signing of this Agreement a fee of $50,000 in connection with its services under this Agreement.

         4. Expenses; Reimbursement Thereof. The Purchaser and/or the Parent will pay or cause to be paid (i) all fees and expenses relating to the preparation, printing, filing, mailing and publishing of all documents pertaining to the Tender Offer; (ii) all fees and expenses of any depositary, information agent or other agents, attorneys and other persons retained by the Purchaser in connection with the Tender Offer; (iii) all fees, if any, payable to Dealers (including PaineWebber) as reimbursement for their customary mailing and handling expenses in forwarding materials related to the Tender Offer to their customers; (iv) all advertising charges; and (v) all other fees and expenses incurred in connection with or relating to the Tender Offer. In addition, the Purchaser and the Parent, jointly and severally, agree to reimburse PaineWebber and its affiliates, promptly upon request, for all reasonable out-of-pocket expenses, including (without limiting the foregoing) the fees, costs and expenses of PaineWebber's legal counsel, incurred in connection with the Tender Offer Transactions.

         5. Limitation on Liability. Neither PaineWebber nor any affiliate thereof shall have any liability to the Purchaser or the Parent or any affiliate thereof for any losses, claims, damages, liabilities or expenses arising from any act or omission on the part of any Dealer, or from PaineWebber's acts or omissions in performing its obligations hereunder or otherwise in connection with the Tender Offer Transactions, except to the extent that such losses, claims, damages, liabilities or expenses are finally judicially determined by a court of competent jurisdiction to have resulted primarily from PaineWebber's bad faith, willful misconduct or gross negligence.

         6. Indemnification and Contribution. The Purchaser and the Parent, jointly and severally, hereby agree (i) to indemnify and hold harmless PaineWebber, its affiliated companies, and each of PaineWebber's and such affiliated companies' respective officers, directors, agents, employees and controlling persons (within the meaning of Section 20 of the Exchange Act and Section 15 of the Securities Act of 1933, as amended) (each of the foregoing, including PaineWebber, being hereafter sometimes called an "Indemnified Person"), to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), actions (including actions brought by the Parent, the Purchaser or their respective equityholders or derivative actions brought by any person claiming through the Parent, the Purchaser or in either of their names), proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based on or arising out of (1) any untrue statement or alleged untrue statement of any material fact in any Tender Offer Document, (2) any omission or alleged omission of any material fact required to be stated in any Tender Offer Document or necessary to make the statements made in any Tender Offer Document, in light of the circumstances under which they were made, not misleading, (3) any withdrawal, termination or cancellation of any one or more of the Tender Offer Transactions for any reason whatsoever,

(4) any tender, purchase or other acquisition by the Purchaser or the Parent or any affiliate thereof of Securities (including, without limiting the foregoing, any purchase prior to any date hereof as to which PaineWebber acted an broker or dealer), (5) any violation by or conflict of the Tender Offer or any of the Tender Offer Transactions of or with any law, rule, regulation, order, award, judgment, determination, writ, injunction or decree of any United States federal, state, local or foreign court or governmental authority, (6) any breach by the Purchaser or the Parent of any representation or warranty or any failure to comply with any of the agreements contained herein or any agreements relating to the Tender Offer or the Tender Offer Transactions or (7) otherwise arising out of, relating to or in connection with the Tender Offer, the Tender Offer Transactions or PaineWebber's engagement hereunder, and (ii) in connection with the foregoing obligations, to reimburse each Indemnified Person for all reasonable expenses (including fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing to defend or defending any such action (including actions brought by us or our equityholders or derivative actions brought by any person claiming through us or in our name), proceeding, investigation or inquiry, or threat thereof, whether or not any such action, proceeding, investigation or inquiry is actually or formally commenced or any such Indemnified Person is a party thereto or subject thereof. Notwithstanding the foregoing, the Purchaser and the Parent shall not be obligated to indemnify any such Indemnified Person under this Section 6 with respect to any Liability, and amounts paid in reimbursement of expenses under this Section 6 shall be refunded, to the extent, but only to the extent, that it is finally judicially determined (a) that such Liability resulted primarily from an untrue statement of any material fact in any Tender Offer Document or any omission to state any material fact required to be stated in any Tender Offer Document, or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, if, in any such case, such statement or omission was made in such Tender Offer Document in reliance upon and in conformity with written information prepared by PaineWebber and furnished to the Purchaser or the Parent in writing by PaineWebber or (b) in the case of Liabilities against which Indemnified Persons are indemnified solely under clause (i) (7) of the preceding sentence, that such Liability resulted primarily from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

         If any litigation, proceeding or investigation is instituted or threatened against any Indemnified Person in respect of which indemnity may be sought against the Purchaser or the Parent pursuant to this Section 6, such Indemnified Person shall promptly notify the Purchaser or the Parent thereof, but the omission so to notify the Purchaser or the Parent shall not relieve the Purchaser or the Parent from any obligation or liability under this Section 6, unless, and only to the extent that, such omission so to notify results in the loss of substantive rights or defenses. If any such litigation or proceeding shall be brought against any Indemnified Person, the Purchaser and/or the Parent shall be entitled to participate in such litigation or proceeding, and, after written notice from the Purchaser or the Parent to such Indemnified Person, to assume the defense of such litigation or proceeding with counsel of the Purchaser's or the Parent's choice at its expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the election of the Purchaser or the Parent to assume the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ





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

separate counsel and to control its own defense of such litigation or proceeding, and the Purchaser and the Parent, jointly and severally, shall bear the fees and disbursements of such separate counsel, if, in the reasonable opinion of counsel to such Indemnified Person, (i) there may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to the Purchaser or the Parent or (ii) a conflict or potential conflict otherwise exists between such Indemnified Person and the Purchaser or the Parent that would make such separate representation advisable; provided, however, that the Purchaser and the Parent shall not under any circumstances be liable hereunder for the expenses of more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Purchaser and the Parent agree that they will not, without the prior written consent of PaineWebber (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the Tender Offer Transactions or PaineWebber's engagement hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of PaineWebber and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding.

         If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to any Indemnified Person in respect of any Liabilities referred to herein (other than as a consequence of a final judicial determination as set forth in the second sentence of the first paragraph of this Section 6, then the Purchaser and the Parent, in lieu of indemnifying such Indemnified Person, shall, jointly and severally, contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect the relative benefits received by the Purchaser and the Parent on the one hand and by such Indemnified Person on the other from the Tender Offer Transactions. If the allocation provided in the preceding sentence is not permitted by applicable law, or as a consequence of a final judicial determination as set forth in the second sentence of the first paragraph of this Section 6, then the Purchaser and the Parent agree to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits referred to in the preceding sentence, but also the relative fault of the Purchaser and the Parent on the one hand and of such Indemnified Person on the other in connection with the statements or omissions or other actions relating to or in connection with the Tender Offer Transactions or PaineWebber's engagement hereunder that resulted in such Liabilities. Notwithstanding the foregoing, in no event shall the aggregate amount contributed by the Indemnified Persons taking into account the contribution of Purchaser and the Parent as described above exceed the amount actually paid to PaineWebber by the Purchaser and the Parent pursuant to this Agreement in connection with the Tender Offer Transactions. The relative benefits received by the Purchaser and the Parent on the one hand and PaineWebber on the other shall be deemed to be in the same proportion as (i) the aggregate purchase price paid or proposed to be paid for the maximum number of Securities offered to be purchased pursuant to the Tender Offer bears to
(ii) the fees paid to PaineWebber pursuant to this Agreement. The relative fault of the Purchaser and the Parent on the one hand and of PaineWebber on the other shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of, or any omission or alleged omission to state a material fact





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

relates to information supplied by the Purchaser or the Parent or by PaineWebber and by reference to the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The foregoing indemnification and contribution agreement shall be in addition to any rights that any Indemnified Person may have at common lav, by separate agreement or otherwise.

         7. Representations, Warranties and Covenants. The Purchaser and the Parent, jointly and severally, represent and warrant to, and covenant with, PaineWebber that:

         (i) each of the Purchaser and the Parent is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, and each of the Purchaser and the Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Tender Offer Transactions;

         (ii) each of the Purchaser and the Parent have taken all necessary corporate action to authorize the Tender Offer Transactions, and no other corporate proceedings by the Purchaser or the Parent are necessary to authorize any such transactions;

         (iii) this Agreement has been duly authorized, executed and delivered by, and is a legal, valid and binding agreement of, each of the Purchaser and the Parent and is enforceable against the Purchaser and the Parent in accordance with its terms;

         (iv) the Tender Offer Transactions comply and will comply in all material respects with all applicable requirements of law, including without limitation all federal securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the corporate laws of the state in which the Subject Company in incorporated and any applicable state takeover or "blue sky" laws;

         (v) neither the Purchaser, the Parent nor any of their affiliates has any knowledge of any material fact or information concerning the Subject Company that is required to be disclosed to the public as a condition to the purchase of Securities and that has not been, or is not being, or will not be, disclosed to the public through the Tender Offer Documents or otherwise;

         (vi) except as may be required by law and except with respect to advice or opinions previously made public by PaineWebber, neither the Purchaser, the Parent nor any affiliate thereof shall publicly disclose or refer to any opinion or advice rendered by PaineWebber to the Purchaser or the Parent without PaineWebber's prior written consent; and

         (vii) except as would not have a material adverse effect on the ability of the Purchaser or the Parent to perform its obligations hereunder and to consummate the Tender Offer Transactions and the other transactions contemplated herein, the Tender Offer Transactions and the execution and delivery of, and the consummation of the transactions contemplated in, this Agreement do not and will not (i) conflict with or violate the certificate of incorporation or by-





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law of the Purchaser or the Parent, (ii) conflict with or violate any order, judgment or decree applicable to the Purchaser or the Parent or by which any property or asset of the Purchaser or the Parent is bound, or (iii) result in a breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Purchaser or the Parent pursuant to, any loan or credit agreement, indenture, mortgage, note or other agreement or instrument to which the Purchaser or the Parent or any of their subsidiaries or affiliates is a party or by which any of them or any of their respective properties or assets is bound.

         8. Certain Events. The Purchaser will advise PaineWebber as promptly as is practicable of (i) the occurrence of any event which might reasonably cause the Purchaser to withdraw, rescind or terminate the Tender Offer, or which might reasonably permit the Purchaser to exercise any right not to purchase Securities tendered pursuant to the Tender Offer or to consummate the transactions contemplated in the Tender Offer Documents, (ii) any material information relating to the Tender Offer, including, without limitation, any proposal or requirement to make, amend or supplement any filing required by the Exchange Act, (iii) the issuance of any comment or order or the taking of any other action by the Commission or any Other Agency concerning the Tender Offer,
(iv) any request for additional information or other action by the Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act, or the rules promulgated thereunder, and (v) any other information relating to the Tender Offer or the transactions contemplated in the Tender Offer Documents which PaineWebber may from time to time reasonably request.

         9. Securityholder Information. The Purchaser and the Parent will cause PaineWebber to be provided, to the extent the same is available to the Purchaser and the Parent, with any cards or lists showing the names and addresses of, and the number of Securities held by, the holders of Securities as of a recent date and will endeavor to cause PaineWebber to be advised from day to day (or from time to time as may be reasonable in the circumstances) during the period of the Tender Offer as to any transfers of record of the Securities known to the Purchaser and the Parent.

         The Purchaser and the Parent have appointed, and authorize PaineWebber to communicate with, Trust Company Bank to serve as Depositary and D.F. King & Co., Inc. to serve as Information Agent in connection with the Tender Offer and have instructed the Depositary to advise you daily as to such matters as you may reasonably request.

         10. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.

         The agreements contained in Sections 3, 5 and 6 and the representations and warranties contained in Sections 2 and 7 shall remain operative and in full force regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Tender Offer, (ii) any investigation made by or on behalf of any Indemnified Person, (iii) any withdrawal by PaineWebber





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

as dealer manager for the Tender Offer pursuant to Section 2 or otherwise or
(iv) any termination of this Agreement.

         Simultaneously with the execution and delivery of this Agreement, the Purchaser and the Parent shall deliver to you the opinion of Bass, Berry & Sims, counsel for the Purchaser and the Parent, in the form attached hereto as Exhibit A.

         This Agreement shall be binding upon the parties hereto, and the respective successors and permitted assigns of each, and shall inure to the benefit of the parties hereto and the other Indemnified Persons, and the respective successors and permitted assigns of the foregoing.

         If any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by each party hereto.

         All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto as follows (or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this paragraph):


         (a)     If to PaineWebber:

                 PaineWebber Incorporated
                 1285 Avenue of the Americas
                 New York, New York 10019
                 Telecopy No.: (212) 713-1053

                 Attention: George C. Stephenson


         (b)     If to the Parent or Purchaser:

                 Thomas Nelson, Inc.
                 Nelson Place at Elm Hill Pike
                 Nashville, Tennessee 37214

                 Attention: Joe L. Powers





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


                                    PAINEWEBBER INCORPORATED


                                    By: /s/ Jeffrey A. Raich
                                        ---------------------------
                                        Name: Jeffrey A. Raich
                                         Title: Vice President



                                    THOMAS NELSON, INC.



                                    By: /s/ Joe L. Powers
                                        ---------------------------
                                        Name: Joe L. Powers
                                         Title: Executive Vice President
                                                 and Secretary

                                    NELSON ACQUISITION CORP.


                                    By: /s/ Joe L. Powers
                                        ---------------------------
                                        Name: Joe L. Powers
                                         Title: Secretary





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

                                                                       Exhibit A

It is our opinion that:

        (1) Thomas Nelson, Inc. (the "Parent") is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing or to have such power or authority would not, in the aggregate, have a material adverse effect on the business of the Parent and its subsidiaries, taken as a whole;

        (2) Nelson Acquisition Corp. (the "Purchaser") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power or authority would not, in the aggregate, have a material adverse effect on the business of the Purchaser. All of the outstanding capital stock of the Purchaser is owned, directly or indirectly, by the Parent;

        (3) the Dealer Manager Agreement has been duly authorized by each of the Purchaser and the Parent and is a legal, valid and binding agreement of each of them, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

        (4) all legally required proceedings in connection with the making and

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


consummation of the Tender Offer and financing thereof, in accordance with the terms of the Offer to Purchase, have been taken, and all orders, consents or other authorizations or approvals of any public board or body legally required for such purchase or of any transaction involving the Purchaser or the Parent thereunder have been obtained, except as set forth in the Offer to Purchase;

        (5) to the best of our knowledge, there is no restraining or other order in effect and there is no legal or governmental proceeding pending or threatened to which the Purchaser or the Parent is, or is threatened to be, a party or of which the business or property of the Purchaser or the Parent is, or is threatened to be, the subject, that is related to the Tender Offer, except as set forth in the Offer to Purchase;

        (6) except as set forth in the Offer to Purchase, neither the Purchaser nor the Parent is in violation of its Certificate of Incorporation or Bylaws, nor to the best of our knowledge is the Purchaser or the Parent in default in the performance of any obligation, agreement or condition contained in any license, franchise, permit, mortgage, bond, debenture, note, indenture, other evidence of indebtedness or other agreement known to us, where such default could have a material adverse effect on the ability of the Purchaser or the Parent to consummate the Tender Offer or the transactions contemplated by the Dealer Manager Agreement, and the execution and delivery of the Dealer Manager Agreement and the making and consummation of the Tender Offer and the fulfillment of the terms thereof will not conflict with, or constitute a breach of or default under, the Certificate of Incorporation or Bylaws of the Purchaser or the Parent or any agreement, indenture or other instrument known to us to which the Purchaser or the Parent is a party or by which either of them or their respective property is bound


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

or any law, rule, regulation, order, written injunction or court or governmental decree known to us which is applicable to the Purchaser or the Parent; and

        (7) Except as to (i) financial statements, schedules and other financial and statistical data and (ii) information relating to the business or description of the Subject Company included therein, as to which we do not express any opinion, (A) we are of the opinion that any application made by the Purchaser and the Parent under the HSR Act and the regulations thereunder (the "HSR Application"), the Offer to Purchase, the Schedule, any filing made with the New York Stock Exchange or American Stock Exchange and any applications made by the Purchaser or the Parent under takeover statutes, securities laws and Blue Sky laws of various states, in connection with the Tender Offer (the "Other Applications"), if any, do or will, as filed, comply as to form in all material respects with applicable legal requirements, including, but not limited to, the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder and, in the case of the Offer to Purchase and the Schedule, include the documents required to be filed as exhibits with the Commission, and (B) nothing has come to our attention that causes us to believe that the HSR Application, the Offer to Purchase, the Schedule, or the Other Applications, if any, contains or will contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                             Very truly yours,

                                             Bass, Berry & Sims





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